Exhibit 21.1

SUBSIDIARIES OF BROOKE CORPORATION

The following is a list of the direct and indirect subsidiaries of Brooke Corporation, a Kansas corporation. All active subsidiaries do business under their corporate names listed above or close derivatives thereof, except as indicated in the notes:

Subsidiary Name		Jurisdiction in which organized
1)	Brooke Franchise Corporation	Missouri (1)
2)	Brooke Credit Corporation	Kansas (1)
3)	Brooke Brokerage Corporation	Kansas (1)
4)	Brooke Agency Services Company LLC	Delaware (1)
5)	Brooke Agency Services Company of Nevada, LLC	Nevada (1)
6)	Brooke Investments, Inc.	Kansas (1)
7)	Brooke Bancshares, Inc.	Kansas (1)
8)	Brooke Agency, Inc.	Kansas (2)
9)	The American Heritage, Inc.	Kansas (2)
10)	The American Agency, Inc.	Kansas (2)
11)	Brooke Funeral Services Company, LLC	Delaware (2)
12)	Brooke Life and Health, Inc.	Kansas (2)
13)	First Brooke Insurance and Financial Services, Inc.	Texas (2)
14)	Brooke Acceptance Company LLC	Delaware (3)
15)	Brooke Capital Company, LLC	Delaware (3)
16)	Brooke Captive Credit Company 2003, LLC	Delaware (3)
17)	Brooke Credit Funding, LLC	Delaware (3)
18)	Brooke Securitization Company 2004A, LLC	Delaware (3)
19)	Brooke Securitization Company V, LLC	Delaware (3)
20)	Brooke Canada Funding, Inc.	New Brunswick (3)
21)	CJD & Associates, L.L.C.	Kansas (4)
22)	The DB Group, Ltd.	Bermuda (5)
23)	DB Indemnity Ltd.	Bermuda (5)

Notes to Subsidiaries of Brooke Corporation:
(1)	Wholly owned subsidiary of Brooke Corporation.
(2)	Wholly owned subsidiary of Brooke Franchise Corporation.
(3)	Wholly owned subsidiary of Brooke Credit Corporation.
(4)	Wholly owned subsidiary of Brooke Brokerage Corporation that conducts business under the trade name “Davidson-Babcock.”
(5)	Wholly owned subsidiary of Brooke Investments, Inc.